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                                                                      EXHIBIT 16

         For the periods January 3, 1995 (commencement of operations) through December 31, 1995, Baron Growth & Income Fund's performance was calculated based on the following:

(1)      Dividend Information

         Dividend          Per Share        Per Share         No. of
         Ex                Dividend         Reinvestment      Reinvested
         Date              Amount           Price             Shares
         ----------        ----------       -------------     -----------
         12/27/95          $ 0.142            14.91           0.952

(2)      Valuation Information:

         Assuming $1,000 initial investment at inception at $10 per share (100 shares):

                           Total Shares     NAV               Total
         Date              Owned            Per Share         Value
         ----------        ------------     --------------    ---------
         12/31/95          100.952          15.11             1525.38


(3)      Calculation of Average Annual Total Return:

                          n   ERV
                             -----
Using the formula:  T =        P     -  1

assuming P  =  $1.000

         For the period 1/3/95 (commencement of operations)   -   12/31/95

         n        =        1.0000
         ERV      =        1525.38
         T        =        52.54


(4)      Calculation of Actual Return

Assuming a $1,000 investment,
NAV per share at 1/3/95 = $10.00 at 100 shares. Value =$1,000.
NAV per share at 12/31/95 = $15.11 at 100.952 shares. Value =$1525.38.

Since Inception

Performance for the period 1/3/95  -  12/31/95 is  1525.38 / 1000  = +52.54%.


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